Exhibit 99.1

FOR RELEASE: IMMEDIATELY CONTACT: JAMES E. HURLBUTT

(847) 446-7500

STEPAN APPROVES SHARE REPURCHASE AUTHORIZATION

NORTHFIELD, Illinois, February 21, 2013 - On February 19, 2013, the Board of Directors of Stepan Company authorized the Company to repurchase up to 1,000,000 shares of its outstanding common stock. This repurchase authorization replaces the 1,000,000 share authorization (split adjusted) approved on February 11, 2009, of which the remaining unutilized repurchase authorization of 170,542 shares is cancelled. The Company will repurchase shares from time to time for cash in open market or private transactions in accordance with applicable securities and stock exchange rules. The timing and amount of the repurchases will be determined by the Company's management based on their evaluation of market conditions and share price.

"The share repurchase authorization demonstrates our confidence in Stepan's growth and commitment to promote long-term shareholder value," said F. Quinn Stepan, Jr., President and Chief Executive Officer.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation-related products. The common and preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbol SCL and SCLPR.

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